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                                                           OMB APPROVAL
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                                                    OMB Number:       3235-0287
FORM 4                                              Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response .... 0.5
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/ / Check this box if no
    longer subject to
    Section 16. Form 4
    or Form 5 obligations
    may continue. See
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Mathewson         Charles             N.           FelCor Suite Hotels, Inc. (FCH)              Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)            (Mi)      3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (specify
545 E. John Carpenter Frwy., Suite 1300           Person (Voluntary)        April    1998       ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original
Irving               TX           75062-0000                                 (Month/Year)    ---------------------------------------
--------------------------------------------                                                 7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                                      (Check Applicable Line)
                                                                                                X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Security Acquired (A)    5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 & 5)            cially Owned at     Form:          direct
                                  (Month/      (Instr. 8)                                End of Month        Direct         Benefi-
                                   Day/                                                  (Instr. 3 & 4)      (D) or         cial
                                   Year)  ---------------------------------------                            Indirect       Owner-
                                          Code    V      Amount   (A)       Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    04/29/1998  P            15000     A        $33.1875
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Common Stock                    04/29/1998  P            25000     A        $33.2500
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Common Stock                    04/29/1998  P            25000     A        $33.3125
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Common Stock                    04/29/1998  P             5000     A        $33.6250       70000                I    By Charles M.
                                                                                                                     Mathewson Trust
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Series B Preferred Stock        04/30/1998  P            40000     A        $25.0000       40000                I    By Charles M.
                                                                                                                     Mathewson Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1474 (7-96)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    PAGE:  1 OF 2


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-    3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                 sion or       action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)               Exercise      Date       Code        Securities Ac-   Expiration      Securities            Derivative
                            Price of      (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 & 4)        Secur-
                            Derivative    Day/                   Disposed of (D)  (Month/Day/                           ity
                            Security      Year)                  (Instr. 3, 4     Year)                                 (Instr. 5)
                                                                 & 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ CHARLES N. MATHEWSON         5/5/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of informations contained in this form are not required to respond unless the form displays a currently valid OMB number.

Mathewson, Charles N.                                FelCor Suite Hotels, Inc.                                 APR-1998 PAGE: 2 OF 2